Exhibit 99.2

ASSET PURCHASE AGREEMENT

Dated December 15, 1999

Among

Compuware Corporation,

CACI International Inc,

CACI Products Company,

CACI Development Company

and

CACI Products Company California

TABLE OF CONTENTS

1.	Definitions
2.	Transfer of Assets; Assumed Liabilities; Excluded Liabilities
2.1	Transfer of Assets
2.2	Excluded Assets
2.3	Assumption of Liabilities
2.4	Excluded Liabilities
2.5	Closing Schedule Updates
3.	Closing
3.1	Closing Date and Time
3.2	Purchase Price
3.3	Indemnity Escrow Amount
3.4	Purchase Price Allocation
3.5	Actions to be Taken and Documents to be Delivered at the Closing
3.6	Third Party Consents
4.	Representations and Warranties of CACI and the Subsidiaries
4.1	Organization; Power and Authority; Authorization; Due Execution; No Conflicts
4.2	Title
4.3	Other Assets of CACI and the Subsidiaries
4.4	Claims; Litigation; Compliance with Laws; Approvals
4.5	Agreements; Contracts; Warranties
4.6	Proprietary Rights
4.7	Employees; Employee Benefits
4.8	Financial Statements
4.9	Absence of Changes or Events
4.10	Environmental Matters
4.11	No Implied Representations
4.12	Accounts Receivable
4.13	Brokers
4.14	Year 2000 Compliance
4.15	Tax and Other Returns and Reports
4.16	Disclosure
5.	Compuware's Representations and Warranties
5.1	Organization; Power and Authority
5.2	Authorization; Due Execution; No Conflicts
5.3	Brokers
5.4	Disclosure
6.	Covenants Pending the Closing
6.1	Conduct Through the Closing Date
6.2	Approvals and Consents
6.3	Advice of Changes
6.4	Notice of Litigation
6.5	Access to Properties and Records; Inspection
6.6	Supplemental Information and Documents
6.7	Filings
6.8	Non-Disclosure Agreement
6.9	Work in Progress
6.10	Employee Matters
6.11	Maintenance of Books and Records
7.	Conditions Precedent to the Parties' Obligations to Close
7.1	Conditions Precedent of Compuware
7.2	Conditions Precedent of CACI and the Subsidiaries
7.3	Mutual Condition Precedent
8.	Default; Termination of Agreement
8.1	Default
8.2	Termination
9.	Indemnification
9.1	Indemnification by CACI
9.2	Indemnification by Compuware
9.3	Additional Indemnification by CACI
9.4	Claims for Indemnification
9.5	Third-Party Claims
9.6	Limits on Indemnification
10.	Miscellaneous
10.1	Notices
10.2	No Waiver
10.3	Successors and Assigns
10.4	Severability
10.5	Entire Agreement; Amendment
10.6	Cost of Litigation
10.7	Interpretation
10.8	Counterparts
10.9	Applicable Law; Choice of Forum
10.10	Expenses
10.11	Press Releases
10.12	Further Assurances and Certain Transition Services
10.13	Post-Termination Confidentiality Requirements
10.14	No Third Party Beneficiaries
10.15	Transitional Use of Trademarks

Schedules and Exhibits

SCHEDULES

Schedule 2.1(a)	Accounts Receivable
Schedule 2.1(b)	Prepaid Items
Schedule 2.1(c)	Personal Property
Schedule 2.1(d)	Supplier Lists, etc.
Schedule 2.1(e)	Contracts
Schedule 2.1(f)	Owned Proprietary Rights
Schedule 2.1(g)	Permits
Schedule 2.1(h)	Books and Records
Schedule 2.3	Assumed Liabilities
Schedule 3.4	Purchase Price Allocation
Schedule 4.1	No Conflicts; Jurisdictions Where Qualified
Schedule 4.2	Liens
Schedule 4.3	Leased Assets
Schedule 4.4	Claims; Litigation; Compliance with Laws; Approvals
Schedule 4.5	Agreements; Contracts; Warranties
Schedule 4.6	Proprietary Rights
Schedule 4.7	Employees; Employee Benefits
Schedule 4.9	Absence of Changes or Events
Schedule 4.10	Environmental and Occupational Matters
Schedule 4.13	Brokers (CACI)
Schedule 4.14	Year 2000 Compliance
Schedule 5.3	Brokers (Compuware)
Schedule 6.10	Active Employees
Schedule 10.12	Transition Services

EXHIBITS
Exhibit A	Indemnity Escrow Agreement
Exhibit B	Officer's Certificate -- Compuware
Exhibit C	Opinion of General Counsel of Compuware
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Bill of Sale
Exhibit F	Officer's Certificate -- CACI
Exhibit G	Opinion of General Counsel of CACI
Exhibit H	Mon-Compete Agreement
Exhibit I	MODSIM License Agreement
Exhibit J	Lease Assumption Agreement
Exhibit I	Severance Agreement
Exhibit L	Referral Agreement
Exhibit M	SIMPROCESS License Agreement
Exhibit N	Intellectual Property Assignment

ASSET PURCHASE AGREEMENT

        This Agreement is made on December 15, 1999, among Compuware Corporation, a Michigan corporation ("Compuware"), CACI International Inc, a Delaware corporation ("CACI"), CACI Products Company, a Delaware corporation and direct, wholly-owned subsidiary of CACI ("CACI Products"), CACI Development Company, a Delaware corporation and indirect, wholly-owned subsidiary of CACI ("CACI Development"), and CACI Products Company California, a California corporation and indirect, wholly-owned subsidiary of CACI ("CACI California"). Certain capitalized terms used in this Agreement are either defined or referenced in Article 1 below.

Recitals

A.
CACI is engaged in, among other things, the provision of professional services and software products to government and commercial customers. Part of CACI's business is the Subsidiaries' development, marketing, licensing, support and maintenance of software products known as the "COMNET" product group, including, but not limited to, the software products known as "Comnet III", "COMNET Predictor", "COMNET Baseliner", and other software products such as "ModSIM III", "SimLib", "SimGraph(ics)", "MetaLib", "IT Analyzer", "ATM Predictor" and "Application Profiler" (collectively, the "Business").

B.
Subject to the terms and conditions hereinafter set forth, CACI desires to cause the Subsidiaries to sell to Compuware, and Compuware desires to purchase from the Subsidiaries, certain of the assets and rights of the Subsidiaries used in the Business.

C.
The respective Boards of Directors of Compuware, CACI, CACI Products, CACI Development and CACI California have each determined that the transactions contemplated herein are in the best interests of their respective stockholders, and such Boards of Directors have approved the transactions contemplated herein, upon the terms and subject to the conditions set forth in this Agreement.

D.	Compuware, CACI and the Subsidiaries desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein.

Therefore, the parties agree as follows:

1.	Definitions. As used in this Agreement:

"Active Employee" is defined in Section 6.10(a) of this Agreement

"Agreement" means this Asset Purchase Agreement.

"Assets" is defined in Section 2.1 of this Agreement.

"Assumed Liabilities" is defined in Section 2.3 of this Agreement.

"Benefit Plans" is defined in Section 4.7(d) of this Agreement.

"Business" is defined in Recital A of this Agreement.

"CACI" is defined in the introductory paragraph of this Agreement.

"CACI California" is defined in the introductory paragraph of this Agreement.

"CACI Development" is defined in the introductory paragraph of this Agreement.

"CACI Products" is defined in the introductory paragraph of this Agreement.

"Claim Notice" is defined in Section 9.4(c) of this Agreement.

"Claimant" is defined in Section 9.4(a) of this Agreement.

"Closing" is defined in Section 3.1 of this Agreement.

"Closing Date" is the date on which the Closing takes place.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Compuware" is defined in the introductory paragraph of this Agreement.

"Compuware's Welfare Plans" is defined in Section 6.10(b) of this Agreement.

"Conditions" is defined in Section 7.3 of this Agreement.

"Contracts" is defined in Section 2.1(e) of this Agreement.

"CPA Firm" is defined in Section 2.5 of this Agreement.

"Customers" is defined in Section 6.9 of this Agreement.

"Distributors" is defined in Section 6.9 of this Agreement.

"Entitled Party" is defined in Section 6.9 of this Agreement.

"Environmental Laws" means any Law which relates to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC sections 9601 et seq. and 40 CFR sections 302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC sections 7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC sections 6901 et seq., as amended, and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC sections 1251 et seq., as amended, and regulations thereunder.

"Environmental Permits" includes all orders, permits, certificates, approvals, consents, registrations and licenses issued by any authority of competent jurisdiction under the Environmental Laws.

"ERISA" is defined in Section 4.7(d) of this Agreement.

"Excluded Liabilities" is defined in Section 2.4 of this Agreement.

"Fees and Costs" means reasonable legal (including attorneys' and legal assistants') fees, disbursements and costs; reasonable fees, disbursements and costs of third party consultants and experts; court costs; and similar items.

"Financial Statements" is defined in Section 4.8 of this Agreement.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"GCL" is the general corporation law of the State of Delaware.

"Governmental Entity" is defined in Section 4.1(c) of this Agreement.

"Hazardous Materials" means asbestos-containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "Toxic Pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release, threatened Release, discharge or emission of which is regulated or governed by any Environmental Law.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

"Indemnifying Party" is defined in Section 9.4(a) of this Agreement.

"Indemnity Escrow Agent" means Bank One Trust Company, NA, a national banking association.

"Indemnity Escrow Agreement" is defined in Section 3.3 of this Agreement.

"Indemnity Escrow Amount" is defined in Section 3.3 of this Agreement.

"Indemnity Escrow Cap" is $3,000,000.

"Indemnity Escrow Fund" is the aggregate amount withheld from the Purchase Price and delivered to the Indemnity Escrow Agent in accordance with Section 3.5(a)(4) of this Agreement.

"Intellectual Property Assignment" is defined in Section 3.5(b)(9) of this Agreement.

"IRS" means the Internal Revenue Service and any successor federal agency.

"Law" or "Laws" means all applicable federal, state or local laws, zoning and other ordinances, rules, regulations, building and other codes, and court or administrative orders, judgments or decrees.

"Lease Assumption Agreement" means the agreement pursuant to which CACI assigns to Compuware its rights, and Compuware assumes CACI's duties and obligations, under those real estate leases and licenses that are included in the Contracts, the form of which is attached to this Agreement as Exhibit J.

"Liability" or "Liabilities" means any commitments, liabilities, obligations, indebtedness, accounts payable and accrued expenses (whether any of the foregoing are known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and/or due or to become due) of CACI or any Subsidiary, including any Liability or obligation for Taxes.

"Lien" or "Liens" is defined in Section 4.2 of this Agreement.

"Loss" means and includes any damage, liability, loss, claim, cost, debt, expense, obligation, Tax, assessment, lawsuit or deficiency of any kind or nature, fixed, actual, accrued or contingent, liquidated or unliquidated, including, without limitation Fees and Costs incident to proceedings or investigations or the defense of any of the foregoing, whether or not litigation has commenced.

"Maintenance/Technical Support Assumed Liabilities" is defined in Section 2.3(b) of this Agreement.

"Material Adverse Change" means a material adverse change in (i) the business, operations, operating results, properties, assets, liabilities or condition (financial or otherwise) of the Business or (ii) any of the Assets.

"Material Adverse Effect" means a material adverse effect on (i) the business, operations, operating results, properties, assets, liabilities or condition (financial or otherwise) of the Business or (ii) any of the Assets.

"MODSIM License Agreement" means the license agreement between Compuware and CACI providing for the use of the simulation language known as "MODSIM III", the form of which is attached to this Agreement as Exhibit I.

"Non-Compete Agreement" means the confidentiality and non-competition agreement, the form of which is attached as Exhibit H to this Agreement.

"Other Losses" is defined in Section 9.6(d) of this Agreement.

"Permitted Lien" means (i) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and fully reserved against in the financial statements of the appropriate Subsidary, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Law or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.

"Person" means an individual, firm, corporation, limited liability company, syndicate, partnership, trust, association, joint venture, unincorporated organization, Governmental Entity or other legal or business entity.

"Proprietary Rights" are all know-how, marks, symbols, trademarks, trade names, service marks, copyrights, patents, trade secrets, licenses, software, source codes, object codes, inventions, logos and other intellectual property owned or used by CACI or the Subsidiaries in the Business, specifically including all such intellectual property owned or used by CACI Products, except all versions of SIMPROCESS, SimScript III and Network II.5. Also specifically excluded from the definition of Proprietary Rights are the intellectual property and licensed intellectual property provided to CACI Products by CACI as part of CACI's corporate infrastructure, including the sales leads and contacts database not relevant to the Business, the right to use the CostPoint accounting system, CACI's HR system, and the like.

"Purchase Price" is defined in Section 3.2 of this Agreement.

"Recipient" is defined in Section 6.9 of this Agreement.

"Related Agreements" are all written agreements, other than this Agreement, which are executed and delivered by Compuware or CACI pursuant to this Agreement in connection with the transactions contemplated by this Agreement, including the Severance Agreements.

"Referral Agreement" means the Software Marketing Agreement between CACI and Compuware, the form of which is attached to this Agreement as Exhibit L.

"Release" means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, depositing and placing, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material.

"Severance Agreements" means the severance agreements between various employees and Compuware, the form of which is attached to this Agreement as Exhibit K.

"SIMPROCESS License Agreement" means the License Agreement between Compuware and CACI providing for Compuware's use of the computer software known as "SIMPROCESS", the form of which is attached to this Agreement as Exhibit M.

"Subsidiary" (or "Subsidiaries") means each (or, collectively, all) of the following entities owned or controlled by CACI: CACI Products, CACI Development and CACI California.

"Tax, IP and General Losses" is defined in Section 9.6(d) of this Agreement.

"Tax Authority" includes the IRS and any state, local, foreign or other governmental authority (domestic or foreign) responsible for the administration of any Taxes.

"Tax" or "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes will include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which CACI or any Subsidiary is required to pay, withhold or collect, whether disputed or not.

"Tax Return" or "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement (including any schedule or attachment thereto) and any amendment thereof required to be filed with, or where none is required to be filed with a Tax Authority, the statement or other document issued by, a Tax Authority in connection with any Tax.

"Terminating Breach" is defined in Section 8.2(d) of this Agreement.

"Third-Party Claim" is defined in Section 9.5(a) of this Agreement.

"Underground Storage Tank" means any container and any related piping and material handling equipment of which any portion is located below the level of the soil at any Property, unless all piping and related material handling equipment is fully exposed and located in the basement of a building at such Property.

"Year 2000 Compliant" is defined in Section 4.14 of this Agreement.

2.	Transfer of Assets; Assumed Liabilities; Excluded Liabilities

2.1
Transfer of Assets. At the Closing, the Subsidiaries will sell, convey, transfer and assign, as appropriate, to Compuware, free and clear of all Liens (other than Permitted Liens), and Compuware will purchase, all rights, title and interest in and to the assets (tangible and intangible) and rights of the Subsidiaries related to the Business (collectively referred to herein as the "Assets"), including the Subsidiaries' rights, title and interest in and to the following:

(a)
All notes and accounts receivable of the Business as of the Closing Date, which notes and accounts receivable will be listed on Schedule 2.1(a) to this Agreement to be delivered as provided in Section 2.5 below;

(b)
All prepaid and similar items, including all prepaid expenses, advance payments, security deposits, employee travel and expense advances and other prepaid items of the Business as of the Closing Date, which items will be listed on Schedule 2.1(b) to this Agreement to be delivered as provided in Section 2.5 below;

(c)
All owned personal property, including all computer equipment and systems, software, materials, furniture, office equipment, cars, trucks and other vehicles of the Business as of the Closing Date, which items will be listed on Schedule 2.1(c) to this Agreement;

	(d)	All supplier lists and all orders, contracts and commitments for the purchase of goods or services listed on Schedule 2.1(d) to this Agreement;

(e)
All purchase orders, license agreements (including any with respect to licensed Proprietary Rights), maintenance agreements, leases, contracts (including those described in Section 4.6(h)) and commitments listed on Schedule 2.1(e) to this Agreement (the Assets described in items (d) and (e) of this Section 2.1 being collectively referred to as the "Contracts");

(f)
All licensed or owned Proprietary Rights, and the goodwill associated therewith, whether such Proprietary Rights with respect to software are released or unreleased, and whether such Proprietary Rights with respect to software are embodied in a current, prior or future version of such software, including those described on Schedule 2.1(f) to this Agreement;

(g)
All permits, franchises, licenses, bonds, approvals, qualifications and the like issued by any government or governmental unit, agency, board, body or instrumentality, whether foreign, federal, state or local and all applications therefor pertaining to the Business, all to the extent assignable, listed on Schedule 2.1(g) to this Agreement;

(h)
All business books and records related to the Business, including all financial, operating and inventory books and records, all customer lists and customer records, all sales and promotional literature, all correspondence and proposals for the provision of services or software to customers, and all files, all as listed on Schedule 2.1(h) to this Agreement; provided, however, that in the event that any such books or records are subject to any legal privilege, the parties agree to cooperate to protect such privilege to the extent practicable.

Notwithstanding the above, any items listed in Schedules 2.1(a) - (h) to this Agreement as requiring a consent for transfer or assignment and as to which consent for such transfer or assignment has not been obtained by CACI prior to the Closing shall be treated in accordance with Section 3.6 and shall not be deemed to be transferred or assigned to Compuware as part of the Assets. The foregoing sentence and Section 3.6 shall only apply to those Contracts and proposals with respect to which Compuware has waived the conditions for consent set forth in Section 7.1(e).

2.2
Excluded Assets. Except as set forth above in Section 2.1, Compuware is not purchasing, and the Subsidiaries are not selling, conveying, transferring or assigning, any assets of CACI or the Subsidiaries.

2.3
Assumption of Liabilities. At the Closing, Compuware will assume only those Liabilities of the Business as of the Closing Date, which Liabilities will be set forth on Schedule 2.3 of this Agreement to be delivered as provided in Section 2.5 below (collectively, the "Assumed Liabilities") (and which Assumed Liabilities will not include accounts payable that exceed $150,000 in the aggregate), including the following Assumed Liabilities:

	(a)	All obligations to perform after the Closing Date under the Contracts and under the proposals listed on Schedule 2.1(h); and

(b)
Maintenance and technical support obligations (the "Maintenance/Technical Support Assumed Liabilities") arising after the Closing Date from the Subsidiaries' obligations under the software maintenance contracts.

2.4
Excluded Liabilities. Except as set forth in Section 2.3 above, Compuware is not assuming or agreeing to pay or perform any of the Liabilities or contracts of CACI or the Subsidiaries, including any liability arising from a breach or default with respect to any Contract by any of CACI or the Subsidiaries or any Taxes resulting from the transactions contemplated by this Agreement (the "Excluded Liabilities"). All of the Excluded Liabilities will be the sole responsibility and obligation of CACI and the Subsidiaries. CACI and the Subsidiaries (as appropriate) will pay, perform and discharge all of the Excluded Liabilities when due in accordance with their respective terms and conditions.

2.5
Post-Closing Schedule Updates. Within 20 days after the Closing Date, CACI shall prepare and deliver to Compuware Schedules 2.1(a), 2.1(b), 2.1(c) and 2.3. Compuware shall have 20 days after receipt to review such Schedules. At or before the end of such 20 day period, Compuware shall either:

	(i)	accept one or more Schedules as prepared by CACI, in which case such Schedules shall be deemed to be final; or

(ii)
deliver to CACI written notice of those items in such Schedules that Compuware disputes, in which case the undisputed items shall be deemed final and the disputed items will, unless the parties otherwise agree, be referred within 20 days after the date of such notice to a nationally recognized certified public accounting firm (the "CPA Firm") mutually acceptable to CACI and Compuware for a final and binding resolution, which resolution must be made as promptly as practical, and in any event within 30 days after the CPA Firm is retained by the parties. The fees of the CPA Firm shall be borne by the party against whom such disagreement is in large part resolved or, if the resolution does not substantially favor either party, such costs shall be borne equally by CACI and Compuware. In all events, such CPA Firm will determine the assessment of such costs. In such case, the final determination of the CPA Firm, together with the undisputed items, shall be deemed to be the final Schedules.

3.	Closing.

3.1
Closing Date and Time. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Honigman Miller Schwartz and Cohn, 2290 First National Building, Detroit, Michigan 48226 at 4:00 p.m. on December 15, 1999 (with CACI participating via conference call) or such other day and/or manner as is mutually agreed. The effective time of the Closing will be 11:59 p.m. on December 15, 1999.

3.2
Purchase Price. Subject to the terms and conditions of this Agreement, and except as provided below, the purchase price (the "Purchase Price") payable for the Assets will be a cash payment of US$40,000,000.

3.3
Indemnity Escrow Amount. The amount of US$3,000,000 of the Purchase Price (the "Indemnity Escrow Amount") will be delivered at the Closing to the Escrow Agent by Compuware pursuant to the terms of an escrow agreement, the form of which is attached to this Agreement as Exhibit A (the "Indemnity Escrow Agreement").

3.4
Purchase Price Allocation. The Purchase Price shall be allocated among the acquired Assets in accordance with Schedule 3.4, which Compuware and CACI shall prepare within a reasonable period after the Closing Date. Except as required by Code section 1060, Compuware and CACI agree to allocate the Purchase Price among the acquired Assets based on the tax basis of such Assets as of the Closing Date and, to the extent that the Purchase Price exceeds the tax basis of such Assets, the excess shall be allocated to the goodwill of CACI and the Subsidiaries (as appropriate). The parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation, and shall use their reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute. Without limiting the foregoing, CACI and Compuware each agrees to file an IRS Form 8594 in accordance with such Schedule 3.4, and the parties agree to promptly provide each other with the information and documentation necessary to complete the IRS Form 8594 and such Schedule 3.4.

	3.5	Actions to be Taken and Documents to be Delivered at the Closing.

	(a)	At the Closing, Compuware will execute and/or deliver or cause to be executed and/or delivered the following documents and will take or will cause to be taken the following actions, as appropriate:

	(1)	execute and deliver an officer's certificate as provided in Exhibit B;

	(2)	execute and deliver an opinion of the general counsel of Compuware as provided in Exhibit C;

	(3)	execute and deliver the Indemnity Escrow Agreement;

	(4)	deliver $3,000,000 in immediately available funds to the Indemnity Escrow Agent to hold pursuant to the Indemnity Escrow Agreement;

	(5)	deliver $37,000,000 in immediately available funds as directed by CACI;

	(6)	execute and deliver an assignment and assumption agreement substantially in the form attached hereto and incorporated by reference herein as Exhibit D (the "Assignment and Assumption Agreement");

	(7)	execute and deliver the Non-Compete Agreement;

	(8)	execute and deliver the MODSIM License Agreement;

	(9)	execute and deliver the Lease Assumption Agreement;

	(10)	execute and deliver the Severance Agreements;

	(11)	execute and deliver the Referral Agreement;

	(12)	Compuware will assume possession and control of the Assets; and

	(13)	execute and deliver the SIMPROCESS License Agreement; and

	(14)	such other documents as may be reasonably requested by CACI.

	(b)	At the Closing, CACI will execute and deliver or cause to be executed and delivered the following documents:

	(1)	a Bill of Sale, substantially in the form attached hereto as Exhibit E;

(2)
all of the Contracts, agreements, commitments, leases, plans, business plans, quotations, proposals, instruments, computer programs and software, databases whether in the form of computer tapes or otherwise, related object and source codes, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists, sale records, files, correspondence, legal opinions, rulings issued by governmental entities, and other documents, books, records, papers, files, office supplies and data belonging to the Subsidiaries which are part of the Assets;

(3)
a copy of the Certificate of Incorporation of CACI and the charter documents of each of the Subsidiaries and good standing certificates for each of CACI and the Subsidiaries from its respective state of incorporation and each jurisdiction in which it is qualified to do business (certified by an appropriate state official as of a date within 10 days of the Closing Date);

(4)
a certificate of the secretary of each of CACI and the Subsidiaries in such form and substance as Compuware may reasonably request attesting as to the incumbency of each officer of CACI and the Subsidiaries who executes this Agreement or a Related Agreement, the bylaws of each of CACI and the Subsidiaries and the resolutions of the Boards of Directors of each of CACI and the Subsidiaries;

	(5)	officer's certificates as provided in Exhibit F

	(6)	an opinion of the general counsel of CACI, as provided in Exhibit G;

	(7)	the Indemnity Escrow Agreement;

	(8)	the Referral Agreement;

(9)
an assignment by CACI and the Subsidiaries of all of each companies' respective rights and interests under each of the confidentiality agreements and similar agreements in effect between any such company and its current and former employees and others performing services for or on behalf of such company and all documents necessary to effect the assignment of such company's patents, trademarks and copyrights to the extent they are part of the Assets (the "Intellectual Property Assignment", the form of which assignment is attached as Exhibit N);

	(10)	the Non-Compete Agreement;

	(11)	the Assignment and Assumption Agreement;

	(12)	the MODSIM License Agreement;

(13)
the Lease Assumption Agreement and the notices of assignment of real estate leases and licenses, with the attached Acknowledgment, Consent and Confirmation, executed on behalf of the respective landlords or licensors (as appropriate);

	(14)	the SIMPROCESS License Agreement; and

(15)
such other documents and certificates as are required by the terms of this Agreement and the Related Agreements (including delivery of all governmental and third party consents required in order for CACI and the Subsidiaries to execute or deliver this agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and such Related Agreements) or as may be reasonably requested by the other party.

3.6
Third Party Consents. To the extent that CACI's or any Subsidiary's rights under any Contract or other Asset to be assigned to Compuware hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and CACI and Compuware shall use reasonable commercial efforts to obtain any such required consent as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Compuware's rights under the Contract or other Asset in question so that Compuware would not in effect acquire the benefit of substantially all such rights, CACI shall use its commercially reasonable efforts to provide a reasonable alternative designed to provide such benefits thereunder to Compuware. If CACI is unable to provide a reasonable alternative, then CACI shall pay to Compuware the value of the Asset for which CACI could not effect the transfer to Compuware, and such amount shall be treated as a reduction in the Purchase Price.

4.
Representations and Warranties of CACI and the Subsidiaries. Each of CACI and each Subsidiary, jointly and severally, represents and warrants to Compuware, as follows, as of the date of this Agreement and through and including the Closing Date:

	4.1	Organization; Power and Authority; Authorization; Due Execution; No Conflicts.

(a)
Each of CACI and each Subsidiary (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware (in the case of CACI, CACI Products and CACI Development) or under the laws of the State of California (in the case of CACI California), and (2) has the corporate power and authority to (A) own, operate and lease the properties it owns, operates and leases, (B) carry on the Business as it is now being conducted, (C) enter into this Agreement and the Related Agreements to which it is a party and, (D) consummate the transactions contemplated by this Agreement and the Related Agreements, and (3) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the nature of the business conducted by it has made its qualification or licensing a legal requirement, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect. Each of CACI and the Subsidiaries has delivered to Compuware true and correct copies of its Certificate of Incorporation or Articles of Incorporation (as appropriate) and Bylaws.

(b)
This Agreement and each Related Agreement to which any of CACI or the Subsidiaries is a party have been duly authorized by all necessary corporate action of such party. Upon the execution and delivery of this Agreement and the Related Agreements to which any of CACI or the Subsidiaries is a party, this Agreement and each such Related Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party, in accordance with their respective terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally. No other corporate authorizations or proceedings on the part of CACI or any Subsidiary are necessary to consummate any of the other transactions contemplated by this Agreement.

(c)
Except as set forth in Schedule 4.1 to this Agreement, the execution, delivery and performance by each of CACI, CACI Products, CACI Development and CACI California of this Agreement and the Related Agreements will not, with respect to CACI, CACI Products, CACI Development and CACI California (l) constitute a breach or violation of (A) such party's Certificate or Articles of Incorporation (as appropriate) or Bylaws, (B) any Law, or (C) any Contracts, material agreement, right, license, franchise, lease, indenture, deed of trust, mortgage, loan agreement or other material instrument to which such party is a party or by which such party is bound; (2) constitute a violation of any order, judgment or decree to which such party is a party or by which such party's assets or properties are bound or affected; (3) result in the acceleration of any material debt owed by such party; (4) result in the creation of any lien, charge or encumbrance upon any of such party's properties or assets; or (5) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, government, governmental authority or other regulatory or administrative agency or commission, domestic or foreign (each, a "Governmental Entity"), except for filings pursuant to the HSR Act and similar filings as contemplated by Section 7.3 of this Agreement.

		(d)	Set forth in Schedule 4.1 to this Agreement is a true and complete list of each jurisdiction in which each of the Subsidiaries is qualified or licensed to do business.

4.2
Title. Each of CACI, CACI Products, CACI Development and CACI California has good and marketable title to all of the Assets owned by such corporation, free and clear of all security interests, mortgages, liens, pledges, charges or encumbrances of any nature ("Liens"), except as set forth in Schedule 4.2 to this Agreement and other Permitted Liens. There are no special assessments against any of the Assets by any Governmental Entity.

4.3
Other Assets of CACI and the Subsidiaries. All of the furniture, fixtures, equipment and other personal property of CACI and the Subsidiaries that are included in the Assets are owned by each such corporation and, except as set forth on Schedule 4.3 to this Agreement, none of CACI, CACI Products, CACI Development or CACI California is leasing or holding on consignment, any equipment, furniture, fixtures or other personal property with a current value in excess of $10,000 individually or $100,000 in the aggregate.

	4.4	Claims; Litigation; Compliance with Laws; Approvals.

(a)
Except as disclosed in Schedule 4.4 to this Agreement, none of CACI, CACI Products, CACI Development and CACI California is (1) a party to any litigation, proceeding or administrative investigation affecting any of the Assets, and, to the knowledge of CACI, none is pending or threatened against or by CACI or any Subsidiary or (2) subject to any outstanding order, writ, injunction or decree of any court, government or governmental authority or arbitration against or affecting it or any of the Assets.

(b)
Except as disclosed in Schedule 4.4 to this Agreement, none of CACI, CACI Products, CACI Development and CACI California is in violation of, nor was it in violation of during the past five years, and the actions of each of CACI and the Subsidiaries in the consummation of the transactions contemplated by this Agreement do not violate, any Law, including any Law relating to such party's employment or employment practices or environmental or occupational safety or health, or any right or concession, copyright, trademark, trade name, patent, trade secret, know-how or other proprietary right of others, except where noncompliance or violation has not had or would not have a Material Adverse Effect. The business and activities of each of CACI and the Subsidiaries (1) are presently being conducted in compliance with all requirements of Law, including the filing with any Governmental Entity or other third party of any statement, report, information or form required by Law, and all requirements of any Governmental Entities having jurisdiction over the business or activities of any of CACI, CACI Products, CACI Development or CACI California and (2) were not conducted in violation of any of such laws or such requirements within the past five (5) years except where such violation has not had or would not have a Material Adverse Effect. Except as set forth in Schedule 4.4, none of CACI, CACI Products, CACI Development and CACI California has, within the past five (5) years, received a notice of violation of, been threatened in writing with a charge of violating, or, to the knowledge of CACI, been under investigation with respect to a possible violation of, any Law which has not been complied with, rescinded or resolved.

(c)
Each of CACI and the Subsidiaries has maintained all licenses and permits and has filed all registrations, reports and other documents required by local, state, federal and foreign authorities and regulating bodies in connection with its business, except where the failure to maintain or file such licenses, permits, registrations or reports would not have a Material Adverse Effect. All such licenses and permits will remain in full force and effect (without imposition of any material adverse condition, restriction, limitation, cost or penalty) notwithstanding the transactions contemplated by this Agreement. Each of CACI and the Subsidiaries is in compliance with all such licenses, permits and approvals, and there are no proceedings pending or, to the knowledge of CACI, threatened, which may result in the limitation, termination, cancellation or suspension, or any adverse modification of, any such license, permit or approval. Schedule 4.4 to this Agreement contains a full and complete list of all such licenses, permits and approvals.

	4.5	Agreements; Contracts; Warranties.

		(a)	Except as set forth on Schedule 4.5, all of the Contracts will be effectively transferred to Compuware at the Closing.

		(b)	With respect to the Contracts identified on Schedule 2.1(e) to this Agreement:

(1)
none of CACI, CACI Products, CACI Development and CACI California nor, to the knowledge of CACI, the other parties to such Contracts, are in material default nor has such default been asserted by any of CACI, CACI Products, CACI Development or CACI California, or, to the knowledge of CACI, the other parties to such Contracts, and there has not occurred any event which, with or without the passage of time or giving of notice (or both), would constitute such a default;

(2)
except as set forth on Schedule 4.5 to this Agreement, each such Contract will remain in full force and effect (without imposition of any restriction, limitation, cost or penalty on Compuware) notwithstanding the transactions contemplated by this Agreement;

(3)
except as set forth on Schedule 4.5 to this Agreement, each of CACI, CACI Products, CACI Development and CACI California has performed in all respects all of its obligations required to be performed by such party in connection with each Contract to which such party is a party prior to the date of this Agreement and prior to the Closing Date;

(4) none of CACI, CACI Products, CACI Development or CACI California nor, to the knowledge of CACI, the third parties to such Contracts, has repudiated any provision of any such Contract; and

(5)
each outstanding bid and proposal to provide goods and to perform services listed on Schedule 2.1(h) to this Agreement in force as of the Closing Date was bid and entered into in contemplation of profitability in accordance with the ordinary course of business of CACI and each of the Subsidiaries.

(c)
CACI has delivered to Compuware a true and complete copy of each written instrument or document (including all amendments thereto and assignments thereof), and a true and complete written summary of each unwritten understanding, which is identified on Schedule 4.5 to this Agreement. Schedule 4.5 includes true and correct copies of all forms of customer agreements which are representative of those used by CACI and/or the Subsidiaries in the conduct of the Business.

	4.6	Proprietary Rights. All of the Proprietary Rights are listed or described on Schedule 4.6 to this Agreement and, except as disclosed in Schedule 4.6 to this Agreement:

		(a)	All of the Proprietary Rights are valid and in full force and effect.

(b)
Schedule 4.6 to this Agreement lists any Proprietary Rights licensed by CACI or any Subsidiary from any third parties. CACI, CACI Products, CACI Development and CACI California own or have the right to use all Proprietary Rights.

(c)
Schedule 4.6 to this Agreement contains a true and complete list or description of all contracts, oral or written, pursuant to which CACI or any Subsidiary has authorized any person or entity to use, or pursuant to which any person or entity has the right to use, any of the Proprietary Rights, including, without limitation, on a temporary or trial basis.

(d)
Schedule 4.6 to this Agreement contains a true and complete list and description of all royalty or contingent compensation arrangements or other contracts, oral or written, regarding or pertaining to any Proprietary Rights.

(e)
(e)To CACI's knowledge, no Proprietary Right presently being used, licensed or sold, or contemplated to be used, licensed or sold, by CACI or any Subsidiary violates or infringes on any rights owned or held by any other person or entity.

(f)
There is no pending or, to the knowledge of CACI, threatened claim or litigation against CACI, any Subsidiary or any other person or entity contesting or, if decided adversely, affecting the right of CACI or such Subsidiary to use, license or sell any Proprietary Right.

(g)
Except as set forth on Schedule 4.6, to CACI's knowledge, no patent, trademark, service mark, trade name, copyright, license, trade secret, invention, intellectual property right, know-how or other right or software presently being licensed, sold or employed, by any person or entity violates or infringes on, or may violate or infringe on, any Proprietary Rights.

(h)
CACI uses and has used, and has caused each Subsidiary to use, reasonable efforts to secure and maintain such party's rights in the Proprietary Rights. Without limiting the generality of the foregoing, the employees and independent contractors of CACI, CACI Products, CACI Development and CACI California have executed, as appropriate, agreements protecting the confidentiality of the Proprietary Rights and assigning to one of CACI, CACI Products, CACI Development and CACI California any rights that any such employees or independent contractors may otherwise have in any intellectual property developed for such party by such employees or independent contractors. Such agreements are in substantially the forms provided to Compuware by CACI. Each such agreement is valid and enforceable and in full force and effect, subject to judicial discretion regarding specific performance or other equitable remedies, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally, and, to the knowledge of CACI, none has been violated by any signatory employee or independent contractor. True and complete copies of each such agreement, including, without limitation, all amendments or modifications thereof have been delivered to Compuware prior to the date of this Agreement.

(i)
The software products currently licensed by CACI or any Subsidiary to customers are in substantial conformance with the current documentation, whether electronically embedded, written or otherwise, shipped with such software products, except for errors and bugs of the type, scope and nature generally acceptable in the software industry for similar types of software products.

	4.7	Employees; Employee Benefits.

(a)
Attached as Schedule 4.7 to this Agreement is a list, as of the date of this Agreement, of all employees of CACI or any Subsidiary employed in the Business, and their respective dates of hire, positions, base salary and commission schedule (if applicable). Except as set forth on Schedule 4.7 to this Agreement, none of such employees has any agreement with CACI or any Subsidiary. CACI does not have any collective bargaining or union contracts or agreements. There have not been any unfair labor practice complaints, material labor difficulties or work stoppages, or threats thereof, affecting any of the employees or activities of CACI or any Subsidiary. To the knowledge of CACI, there is no union campaign presently being conducted to solicit employees to authorize a union to request a national labor relations board certification election with respect to the employees of CACI. Except as set forth in Schedule 4.7, any employee of CACI and each Subsidiary may be terminated at will, with or without cause, without any severance obligation.

(b)
CACI has deducted and remitted, or caused to be deducted and remitted, to the relevant Governmental Entities all income taxes, unemployment insurance contributions and other Taxes and amounts which it is required to deduct and remit to such Governmental Entities, and CACI has made, or caused to be made, all required filings in respect thereof, except to the extent that any failure to deduct or remit will not result in a Material Adverse Effect.

(c)
Except as set forth on Schedule 4.7 to this Agreement or as otherwise required by Law, the consummation of the transactions contemplated by this Agreement will not in and of itself (1) entitle any current or former employee of CACI or any Subsidiary to severance pay, unemployment compensation or any other similar payment, or (2) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee.

(d)
Schedule 4.7 lists all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock bonus, phantom stock, retirement, vacation, severance, disability, death benefit, welfare, holiday bonus, hospitalization, medical or other plan or arrangement, providing benefits to any current or former employee, officer or director of CACI or any Subsidiary, or maintained or contributed to by CACI or any Subsidiary or by any member of its controlled group(s) as defined in Code Sections 414(b), (c), (m), or (o) for the benefit of any employee, officer or director of CACI or any Subsidiary (collectively, "Benefit Plans").

(e)
Except as set forth on Schedule 4.7, each Benefit Plan set forth in Schedule 4.7 which is intended by CACI to be tax qualified under Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service and a copy of the most recent determination letter for each such Benefit Plan has been delivered to Compuware, which determination letter has not been rescinded.

(f)
On or prior to the date of this Agreement, CACI has delivered to Compuware true and complete copies of (1) each Benefit Plan or, in the case of any unwritten Benefit Plans, descriptions thereof, (2) the most recent annual report filed with the appropriate Governmental Entity with respect to each Benefit Plan, if any such report was required, (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (4) each trust agreement, group annuity contract or insurance contract relating to any Benefit Plan, and (5) the most recent actuarial report, if any, relating to any Benefit Plan.

(g)
Except as set forth on Schedule 4.7 to this Agreement, to the knowledge of CACI, none of CACI or any Subsidiary, any officer of CACI or any Subsidiary or any of the Benefit Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as defined in Code Section 4975 or ERISA Section 406) or any other breach of fiduciary responsibility that would subject CACI, any Subsidiary or any officer of CACI or any Subsidiary to a material Tax or penalty on prohibited transactions or to any liability under ERISA.

(h)
Except as disclosed on Schedule 4.7 to this Agreement, no such Benefit Plan that is an employee welfare benefit plan (as defined in ERISA Section 3(1)) provides benefits to current or future retirees or current or future former employees and their dependents, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state continuation coverage law.

(i)
Except as would not impose a material liability on CACI, any Subsidiary or any Asset, or except as set forth on Schedule 4.7 to this Agreement, each Benefit Plan and all related trust or other agreements conform in form and operation to, and comply with, all applicable laws and regulations, including, without limitation, ERISA and the Code, and all reports or information relating to each such Benefit Plan required to be filed with any Governmental Entity or disclosed to participants has been timely filed and disclosed.

(j)
Except as disclosed in Schedule 4.7 to this Agreement, none of CACI or any Subsidiary has announced a plan to create, nor does it have any legally binding commitment to create, any new arrangement which would, when established, constitute an employee benefit plan, as defined in Section 3(3) of ERISA.

(k)
All insurance premiums or contributions required, with respect to any Benefit Plan, have been paid or accrued in full and there exist no funding deficiencies within the meaning of Code Section 412 with respect to any Benefit Plan. Except as disclosed on Schedule 4.7 to this Agreement, there are no known material retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Closing Date. All Pension Benefit Guaranty Corporation premiums have been timely paid and, except as disclosed on Schedule 4.7 to this Agreement, the assets of any Benefit Plan which is a defined benefit plan are sufficient, as of the Closing Date, to fund all of the benefit liabilities of such Benefit Plan (determined on a plan termination basis) and there has occurred no reportable event with respect to any Benefit Plan which is subject to Title IV of ERISA.

(l)
Except as disclosed on Schedule 4.7 to this Agreement, no Benefit Plan, or the Tax deduction of any contributions thereto by CACI or any Subsidiary, is, to the knowledge of CACI, the subject of an audit by any Governmental Entity, and no litigation or asserted claims exist against CACI, any Subsidiary or any Benefit Plan or fiduciary with respect thereto, other than such benefit claims as are made in the normal operation of a Benefit Plan.

4.8
Financial Statements. CACI has delivered to Compuware (i) complete copies of its internal management income statements for the Business, including CACI Products, CACI Development and CACI California for the months ended July 31, 1999 through October 31, 1999 and for the years ended June 30, 1999 and June 30, 1998, and related schedules of sales and costs and expense for the covered periods, as applicable, and (ii) schedules of assets and liabilities of the Business as of October 31, 1999, with the exception of accounts payable and accrued expenses, open purchase commitments and accrued payroll (such schedules will be updated as of the Closing Date in accordance with Section 2.5). All of the foregoing are referred to as the "Financial Statements." The internal management income statements for the Business have been prepared in accordance with GAAP (except for recognition of maintenance revenue) and present fairly, in all material respects, the results of operations of the Business. The assets and liabilities shown on the Schedules to this Agreement result from recording transactions in accordance with GAAP, except for recognition of maintenance revenue.

4.9
Absence of Changes or Events. Except as disclosed on Schedule 4.9 to this Agreement or as disclosed in the Financial Statements, each of CACI and the Subsidiaries has operated the Business only in the ordinary course and, since October 31, 1999, none of CACI or any Subsidiary:

		(a)	has suffered any Material Adverse Change.

		(b)	has suffered any event or condition of any character which, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

		(c)	has suffered any damage, destruction or Loss, whether covered by insurance or not, which is reasonably likely to have a Material Adverse Effect.

		(d)	has failed to use its reasonable efforts to preserve its business organizations and to retain the services of its officers and key employees.

(e)
has failed to exercise its commercially reasonable efforts to maintain the good will of suppliers, customers and employees of, and others having material business relationships with CACI or any Subsidiary.

(f)
has, except in the ordinary course of business, entered into, amended, modified or terminated, in any material way, any material agreement, commitment or transaction affecting the Business or the Proprietary Rights.

		(g)	has made any provision for material price discounts or other special considerations in respect of the Business not in the ordinary course of business consistent with past practices.

(h)
has sold, transferred, leased, mortgaged, pledged, subjected to any lien or otherwise disposed of any of its properties or assets used in the Business, real, personal or mixed, tangible or intangible, except in the ordinary course of business consistent with past practices.

		(i)	has, except in the ordinary course of business, granted or made provision for any increase in the salary, wages, bonus or other compensation of any of the Active Employees.

		(j)	has entered into any agreement or understanding to do any of the foregoing.

	4.10	Environmental Matters.

(a)
Except as disclosed on Schedule 4.10 to this Agreement, to the knowledge of CACI, there are no Hazardous Materials or Underground Storage Tanks present at any property now or previously used other than those quantities of such Hazardous Materials as occur naturally in the native and uncontaminated natural soils and waters at such property. To the knowledge of CACI, there exists no condition at any property that would require investigations, studies, sampling, testing, removal, response, remediation or clean-up with respect to any Hazardous Materials pursuant to any Environmental Laws. None of CACI, CACI Products, CACI Development or CACI California has generated, used, stored, treated, transferred, transported, processed, manufactured, refined, handled, produced or disposed of Hazardous Materials at or affecting such property in any manner which violates any Environmental Law. None of CACI, CACI Products, CACI Development or CACI California has (1) caused any property to be used to generate, manufacture, refine, transport, treat, dispose of, transfer, produce or process Hazardous Materials in violation of any Environmental Laws or in a manner which gives rise to an investigatory, remedial or other duty under any Environmental Laws, or (2) caused any Release or threatened Release of Hazardous Materials at, from or affecting any property, whether by CACI, any Subsidiary, any of the tenants, sub-tenants or occupants of any property or any other person or entity or their respective contractors, agents, employees or invitees, in violation of Environmental Laws or which gives rise to any investigatory, remedial or other duty under Environmental Laws.

(b)
None of CACI, CACI Products, CACI Development or CACI California has ever received any notice, claim or allegation of any violation of, or of any duty to investigate or remediate any condition under, any Environmental Law at any Property.

4.11
No Implied Representations. Except as specifically provided in this Agreement, the Assets are being sold, assigned and transferred on an "as is, where is" basis, with all faults; and, except for the representations and warranties of CACI and the Subsidiaries expressly contained herein, all warranties, expressed, implied or statutory, are disclaimed including, without limitation, any warranty of merchantability or fitness for a particular use or purpose.

4.12
Accounts Receivable. The accounts receivable of CACI and the Subsidiaries which are shown on Schedule 2.1(a) to this Agreement arose in the ordinary course of business, are to CACI's knowledge, valid and collectible in the ordinary course (which, unless otherwise set forth with respect to a particular account on Schedule 2.1(a), is no more than 60 days from invoice date), net of the reserves set forth on Schedule 2.1(a), subject to no counterclaims or setoffs, at the aggregate recorded amount thereof as shown on the records of CACI and the Subsidiaries.

	4.13	Brokers. Except as set forth on Schedule 4.13 to this Agreement:

(a)
CACI (1) has not dealt with any broker or finder in connection with this transaction; (2) has not caused or created any liability to any broker or finder in connection with this transaction; or (3) is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

		(b)	CACI is not aware of any broker or finder which was instrumental or had any part in bringing about this transaction.

4.14
Year 2000 Compliance. Except as disclosed in Schedule 4.14 to this Agreement, the software products currently offered for license or otherwise currently distributed by CACI and the Subsidiaries or previously licensed and currently supported or otherwise previously distributed and currently supported by CACI and the Subsidiaries to customers, and the systems currently used by CACI and the Subsidiaries to operate their businesses, are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" will mean that, so long as accurate date data is exchanged with such products or provided to such systems, neither the performance nor the functionality of such products or systems is or will be materially and adversely affected by dates prior to, during and after the Year 2000. Year 2000 Compliant will include, but will not be limited to, the following requirements: (i) except for security features that are designed to disable products after a date certain and that are included in evaluation copies of products that are being used by customers or potential customers on a trial basis, no value for a current date will cause any material interruption in operation of any such product; (ii) date-based functionality will perform consistently for dates prior to, during and after Year 2000; (iii) Year 2000 will be recognized as a leap year without interruption to normal operations or generation of erroneous results; and (iv) the century in any date will be specified either explicitly or by unambiguous algorithms or interfacing rules in all interfaces and data storage.

4.15
Tax and Other Returns and Reports. All Tax Returns have been filed with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of CACI and the Subsidiaries with respect to the Business for Taxes for the periods, property or events covered thereby. All Taxes that are required to be paid under the Tax Returns have been properly accrued or paid. Neither CACI nor any Subsidiary has received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations of or tax claims asserted against CACI or any Subsidiary with respect to the Business. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the Assets.

4.16
Disclosure. To the knowledge of CACI, the statements, representations and warranties made by CACI and the Subsidiaries in this Agreement, and the Schedules, attachments and Exhibits to this Agreement, do not contain any untrue statement of any material fact or omit a material fact necessary to make the statements contained in this Agreement, or such Schedules, attachments or Exhibits, in light of the circumstances in which they were made, not misleading.

5.	Compuware's Representations and Warranties. Compuware represents and warrants to CACI as follows, as of the date of this Agreement and through and including the Closing Date:

5.1
Organization; Power and Authority. Compuware is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan, and has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements.

	5.2	Authorization; Due Execution; No Conflicts.

(a)
This Agreement and each Related Agreement has been duly authorized by all necessary corporate action on the part of Compuware. Upon the execution and delivery by Compuware of this Agreement and the Related Agreements, this Agreement and the Related Agreements will each constitute the legal, valid and binding obligation of Compuware, enforceable against Compuware in accordance with their respective terms.

(b)
Compuware's execution, delivery and performance of this Agreement and the Related Agreements will not (1) constitute a breach or violation of (A) Compuware's Articles of Incorporation or Bylaws (B) any Law or (C) any material agreement, indenture, deed of trust, mortgage, loan agreement or other material instrument to which Compuware is a party or by which Compuware is bound; or (2) constitute a violation of any order, judgment or decree to which Compuware is a party or by which any of Compuware's assets are bound or affected; (3) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except for filings pursuant to the HSR Act.

	5.3	Brokers. Except as set forth on Schedule 5.3 to this Agreement:

(a)
Compuware (1) has not dealt with any broker or finder in connection with this transaction; (2) has not caused or created any liability to any broker or finder in connection with this transaction; and (3) is not aware of any claim from any third party that it is entitled to brokerage, finders or other similar fees in connection with this transaction.

		(b)	Compuware is not aware of any broker or finder which was instrumental or had any part in bringing about this transaction.

5.4
Disclosure. As of the date of this Agreement, to the knowledge of those employees of Compuware who have had direct involvement in the transactions contemplated by this Agreement, such employees are not aware of any matter that would entitle Compuware to indemnification from CACI or any Subsidiary pursuant to Article 9 of this Agreement.

6.	Covenants Pending the Closing.

	6.1	Conduct Through the Closing Date. [Intentionally omitted.]

6.2
Approvals and Consents. Each of CACI, the Subsidiaries and Compuware will use commercially reasonable efforts to obtain, in writing, all necessary governmental and third party approvals and consents required in order to authorize and approve this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement.

	6.3	Advice of Changes. [Intentionally omitted.]

	6.4	Notice of Litigation [Intentionally omitted.]

	6.5	Access to Properties and Records; Inspection. [Intentionally omitted.]

	6.6	Supplemental Information and Documents. [Intentionally omitted.]

6.7
Filings. The parties will prepare and make any necessary notifications or filings under any federal, state, local, foreign or other laws, rules and regulations which may be required in connection with this Agreement and all of the transactions contemplated by this Agreement, as soon as possible, including all notifications and filings in respect of the Conditions (as defined in Section 7.3 of this Agreement). The parties will also provide all information necessary or desirable for making (or responding to any requests for further information following) any notification or filing made in respect of such Conditions.

6.8
Non-Disclosure Agreement. CACI, the Subsidiaries and Compuware agree that each party's non-disclosure obligations contained in any non-disclosure agreement signed by the parties will remain in full force and effect in accordance with the terms of such agreement.

6.9
Work in Progress. From and after the Closing, Compuware and the distributors of Compuware, including Compuware distributors resulting from distributor agreements assumed by Compuware pursuant to this Agreement (the "Distributors"), will have all communications (except as provided in the MODSIM License Agreement) with customers under any of the Contracts and with customers who are licensing, sublicensing or otherwise using any of the Proprietary Rights (collectively, "Customers"). Without limiting the generality of the foregoing, Compuware will, in the ordinary course of business, invoice Customers which were not invoiced prior to the Closing. For a period of 6 months after the Closing, CACI will refer, and will cause the Subsidiaries to refer, to Compuware all requests, communications and inquiries of any Customers. CACI will cooperate, and will cause the Subsidiaries to cooperate, with Compuware, and take such actions as Compuware reasonably requests and at Compuware's expense, to ensure that Customers send or deliver their payments directly to Compuware, or a Distributor if required by the applicable contract, and to ensure that payments from or on behalf of Customers which are improperly sent or delivered to CACI are not commingled with CACI's or any Subsidiary's assets. Each party (the "Recipient") will promptly remit to the other party (the "Entitled Party") all amounts paid to the Recipient but to which the Entitled Party has the right, including insurance proceeds. To the extent appropriate to accomplish the foregoing, the Recipient will endorse all checks and other instruments in favor of the Entitled Party and/or wire transfer such funds to the Entitled Party. The Recipient will provide the Entitled Party with such information as is necessary or reasonably requested to determine the amounts to which the Entitled Party is entitled. CACI will not take any action and will not permit any Subsidiary to take any action that could interfere with Compuware's relationship with any of the Customers.

	6.10	Employee Matters.

(a)
On the Closing Date, Compuware shall offer employment commencing immediately after the Closing to each person employed by CACI or the Subsidiaries in the Business on the Closing Date (including without limitation persons on approved leaves of absence) and listed on Schedule 6.10 (each, an "Active Employee") on substantially the same terms as each employee's employment or leave of absence with CACI or the Subsidiaries immediately prior to the Closing Date, except health and welfare plans. CACI shall continue to assist Compuware in Compuware's efforts to employ the Active Employees, and CACI shall recommend to the Active Employees that such employees accept Compuware's offer of employment on substantially the same terms as described above.

(b)
Compuware's employee benefit and fringe benefit plans, programs, policies or arrangements ("Compuware's Welfare Plans") made available to Active Employees shall treat service by Active Employees with CACI or the Subsidiaries in the same manner as service with Compuware for purposes of eligibility to participate in such plans, programs, policies or arrangements.

6.11
Maintenance of Books and Records. Each of Compuware and CACI shall preserve or cause to be preserved until the sixth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets or Assumed Liabilities prior to the Closing Date. After the Closing Date, where there is a legitimate purpose (which shall be deemed to include tax filings of either party), such party shall provide the other party with access, upon prior, written reasonable request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the Assets or Assumed Liabilities prior to the Closing Date, and the other party and its representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further provided that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party.

7.	Conditions Precedent to the Parties' Obligations to Close.

7.1
Conditions Precedent of Compuware. Compuware's obligations under this Agreement are subject to the satisfaction at or before the Closing Date of each of the following conditions (the fulfillment of any of which may be waived in writing by Compuware):

(a)
All terms, covenants and conditions of this Agreement and the Related Agreements to be complied with or performed by CACI and the Subsidiaries prior to or on the Closing Date will have been fully complied with and performed by CACI and the Subsidiaries, as appropriate, including CACI's and the Subsidiaries' timely taking of all actions and delivery of all documents required to be taken and delivered by them under this Agreement and the Related Agreements.

(b)
The representations and warranties of CACI and the Subsidiaries contained in this Agreement will be true and correct at and as of the Closing Date as if made at and as of such time, with the same force and effect as if made at and as of the Closing Date, except for (1) changes contemplated and permitted by this Agreement and (2) those representations and warranties which address matters only as of a particular date which will have been true and correct as of such date.

		(c)	There will not have been any Material Adverse Change.

(d)
All courts of law, Governmental Entities and other third parties, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation or under any contract, commitment or other agreement of CACI or any Subsidiary, for the consummation of the transactions contemplated by this Agreement, will have consented to, authorized, permitted or approved such transactions, except where the failure to obtain such consent, authorization or approval will not have a Material Adverse Effect.

(e)
Compuware shall have received written consent in a form reasonably satisfactory to Compuware from all third parties whose consent is necessary for the assignment of any Contracts to be assigned and assumed by Compuware pursuant to the terms of this Agreement.

7.2
Conditions Precedent of CACI and the Subsidiaries. The obligations of CACI and the Subsidiaries under this Agreement are subject to the satisfaction at, or prior to, the Closing Date of the following conditions precedent (the fulfillment of any of which may be waived in writing by CACI):

(a)
All terms, covenants and conditions of this Agreement and the Related Agreements to be complied with or performed by Compuware prior to or on the Closing Date will have been fully complied with and performed by Compuware, as appropriate, including Compuware's timely taking of all actions and delivery of all documents required to be taken and delivered by it under this Agreement and the Related Agreements.

(b)
The representations, warranties, disclosures and statements of Compuware contained in this Agreement and the Related Agreements will be true and complete as of the date of this Agreement and on the Closing Date.

7.3
Mutual Condition Precedent. Unless waived in writing by each party, the consummation of this transaction will also be conditional upon the satisfaction of the following (Section 7.3(i) of this Agreement being the "Conditions"):

(i)
to the extent that any clearances under any relevant national merger control rules, anti-trust or similar legislation (including, but not limited to, the HSR Act) are required, such clearances are received or the relevant time limits or waiting periods (including any extensions) have expired or been terminated (as the case may be) without any decision having been made to investigate the Transaction further; and

		(ii)	no litigation will have been commenced or threatened by a third party to challenge the right of any party to consummate the transactions contemplated under this Agreement and the Related Agreements.

8.	Default; Termination of Agreement.

8.1
Default. Compuware's, on the one hand, and CACI's and the Subsidiaries', on the other hand, obligations under this Agreement are of a special and unique character and Compuware's, on the one hand, or CACI's and the Subsidiaries', on the other hand, failure to perform its obligations will cause irreparable injury to the other party, the amount of which would be extremely difficult, if not impossible, to estimate or determine and which may not be adequately compensable by monetary damages alone. Therefore, the injured party will be entitled, as a matter of course, to an injunction, restraining order, writ of mandamus or other equitable relief from any court of competent jurisdiction, including specific performance, restraining any violation or threatened violation of any term of this Agreement or any Related Agreement, or requiring compliance with or performance of any obligation under this Agreement or such Related Agreement, by the violating party or parties, or such other persons as the court may order. The parties' rights under this Section 8.1 are cumulative and are in addition to the rights and remedies otherwise available to them under Section 8.2 below, any other provision of this Agreement and any other agreement or applicable law.

	8.2	Termination. [Intentionally omitted.]

9.	Indemnification.

9.1
Indemnification by CACI. Upon the terms and subject to the conditions of this Article 9, CACI will indemnify and hold Compuware harmless against any Loss which may be incurred by Compuware as a result of:

(a)
any breach by CACI or any Subsidiary of any of its representations and warranties under Article 4 above or CACI's or any Subsidiary's breach of any agreements made in this Agreement or any Related Agreement or the Exhibits or Schedules to this Agreement or any Related Agreement;

(b)
any action, suit, proceeding, investigation, assessment or judgment relating to any of the matters indemnified against in this Section 9.1, including Fees and Costs (whether prior to or at trial or in appellate proceedings).

	9.2	Indemnification by Compuware. Upon the terms and subject to the conditions of Article 9, Compuware will indemnify and hold CACI harmless against any Loss which may be incurred by CACI as a result of:

(a)
any breach by Compuware of any of Compuware's representations, warranties, covenants or agreements made in this Agreement or any Related Agreement or the Exhibits or Schedules to this Agreement or any Related Agreement, including without limitation, Compuware's obligations to pay and perform the Assumed Liabilities;

(b)
any action, suit, proceeding, assessment or judgment relating to any of the matters indemnified against in this Section 9.2, including Fees and Costs (whether prior to or at trial or in appellate proceedings).

9.3
Additional Indemnification by CACI. Upon the terms and subject to the conditions of this Article 9, CACI will indemnify and hold Compuware harmless against any Loss which may be incurred by Compuware as a result of:

(a) any of the Excluded Liabilities;

(b)
any claim by Jess Marinez, or anyone acting on his behalf, that he is entitled to any amount based on the sale of the Assets to Compuware, notwithstanding the fact that any claim or the threat of any claim has been disclosed on the Schedules to this Agreement or otherwise;

(c)
any action, suit, proceeding, assessment or judgment relating to any of the matters indemnified against in this Section 9.3, including Fees and Costs (whether prior to or at trial or in appellate proceedings).

	9.4	Claims for Indemnification.

(a)
Whenever any claim is made for indemnification under this Article 9, the person claiming such indemnification (the "Claimant") will give notice to the party against whom indemnification is sought (the "Indemnifying Party") promptly after the Claimant has actual knowledge of any event which might give rise to a claim for indemnification under this Agreement; provided that if the Claimant receives a complaint, petition or any other pleading in connection with a claim which requires the filing of an answer or other responsive pleading, it will furnish the Indemnifying Party with a copy of such pleading as soon as possible after receipt.

(b)
Subject to the limitations on indemnification set forth in Section 9.6, the failure by the Claimant to give notice of a claim as required in Section 9.4(a) above or a delay in giving such notice will not affect the validity or amount of such claim and the indemnification obligations of the Indemnifying Party will remain in effect as to such claim, except to the extent that the Indemnifying Party has been prejudiced or adversely affected thereby.

(c)
If, after the amount of the claim of Loss is specified by Claimant, and Claimant gives notice with respect thereto to the Indemnifying Party (the "Claim Notice"), the Indemnifying Party objects to any such claim or amount set forth in the Claim Notice, it may give notice to Claimant advising Claimant of its objection within thirty (30) days of the Indemnifying Party's receipt of the Claim Notice. If no such notice is timely given by the Indemnifying Party to Claimant, then subject to the limitations on indemnification set forth in Section 9.6 Claimant will be entitled to payment from the Indemnifying Party pursuant to this Agreement and the Indemnity Escrow Agreement in the amount so specified. If the Indemnifying Party advises Claimant within such period that it objects to the claim, Claimant and the Indemnifying Party will promptly meet and use their reasonable efforts to settle the dispute in writing. If Claimant and the Indemnifying Party are unable to reach agreement within thirty (30) days after the Indemnifying Party objects to the claim, then either party may bring an action to determine the disputed portion of such claim of Loss, with the undisputed portion to be recovered pursuant to the Indemnity Escrow Agreement, if applicable, or this Agreement.

(d)
The giving of the notice by Compuware to CACI with respect to any particular claim in accordance with Section 9.4 within the period of survival of any representations or warranties will toll said survival period (but only with respect to such claim to the extent of the claim of Loss with respect to such claim) until any liability under said notice is finally resolved and determined.

	9.5	Third-Party Claims.

(a)
If the facts giving rise to the right of indemnification under Sections 9.1, 9.2 or 9.3 above involve any actual or threatened claim or demand by any third party against the Claimant or any possible claim by the Claimant against any third party ("Third-Party Claim"), and if, within 20 days after receipt of notice of the claim, the Indemnifying Party gives the Claimant an agreement in writing, in form and substance reasonably satisfactory to the Claimant (which agreement is not intended to enlarge the scope of the Indemnifying Party's obligations under this Article 9), agreeing to indemnify and hold harmless Claimant from all costs and liability arising from such Third Party Claim, the Indemnifying Party may undertake, at its own expense, full responsibility for the defense or prosecution of such Third-Party Claim.

(b)
So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with this Section 9.5, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of Claimant (which consent will not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon Claimant.

(c)
If the Indemnifying Party fails to deliver to the Claimant the agreement described in Section 9.5(a), (1) the Claimant will be entitled to defend or prosecute such Third-Party Claim with counsel of its own choice (the reasonable Fees and Costs of such defense or prosecution being indemnified under this Article 9), (2) the Indemnifying Party at its own expense may nevertheless participate with the Claimant in the defense or prosecution of such Third-Party Claim and any settlement negotiations with respect thereto, and (3) except as provided herein, the Claimant may settle the Third-Party Claim on such terms as it may choose.

(d)
An Indemnifying Party's defense or prosecution of, or participation in, a Third-Party Claim will not in any manner relieve the Indemnifying Party of its obligations to indemnify the Claimant under this Article 9. The Indemnifying Party and the Claimant will cooperate in good faith with each other in connection with the defense or settlement of any Third-Party Claim and will make available to each other all information necessary or useful to the defense or settlement of such matter.

	9.6	Limits on Indemnification.

(a)
The representations and warranties of CACI and the Subsidiaries set forth in this Agreement will survive only for a period of one calendar year after the Closing Date, and any claim for indemnification under Section 9.1 must be asserted by notice to CACI within one calendar year after the Closing Date, or the same will be null and void; provided, however, that the representations, warranties and covenants made by CACI and the Subsidiaries under Section 4.15 will survive until sixty days after the expiration of the applicable statutes of limitations (including any waivers or extensions) on assessment and collection of the Tax to which such representation, warranty or covenant relates. If any claims for indemnification with respect to Taxes have been made pursuant to Sections 9.1 and the same are still pending or unresolved at the expiration of the survival period, such claims will continue to be subject to the indemnification provisions of this Agreement.

(b)
Any covenant or agreement by the parties hereto which by its terms contemplates performance after the Closing Date will survive the Closing Date, including the obligations and liabilities of CACI under Section 9.3.

(c)
CACI will not be obligated to indemnify Compuware under Section 9.1 unless and until the aggregate of Losses for which indemnity is provided under such Section 9.1 reaches $250,000, in which event CACI will be obligated to indemnify Compuware for all applicable Losses in excess of the first $100,000 of all aggregate Losses; provided, however, that the indemnification threshold of $250,000 and the indemnification deductible of $100,000 will not apply to the indemnification obligations of Section 9.1 specifically relating to Taxes nor will any amounts paid in respect of Section 9.1 reduce such indemnification threshold or affect such indemnification deductible as the same may apply to any other claims for indemnification.

(d)
If Compuware has received payment from the Indemnity Escrow Fund with respect to Losses pursuant to Sections 9.1 specifically relating to Taxes or any Losses pursuant to Section 9.1 resulting from a breach of the representation and warranties in Sections 4.6 and 4.15 (or any other Tax related provision of this Agreement) above or any Losses pursuant to Section 9.3 (collectively, the "Tax, IP and General Losses") and, thereafter, Compuware has received or is entitled to receive indemnification for other Losses ("Other Losses"), which, in the aggregate together with the Tax, IP and General Losses, exceed the Indemnity Escrow Cap, Compuware will nonetheless be entitled to collect from, and pursue, CACI for payment of, and CACI will pay to Compuware, (1) any Losses pursuant to Section 9.1 arising under the indemnification obligation with respect to Sections 4.6 and 4.15 (or any other provision of this Agreement specifically regarding Taxes), and any Losses pursuant to Section 9.3, to the extent unpaid and (2) any Other Losses up to the amount of the Indemnity Escrow Cap.

(e)
Notwithstanding anything herein to the contrary, Losses will not include punitive damages. Notwithstanding the preceding sentence, Losses will include amounts recoverable or recovered from Compuware by a third party (which third party will not include an affiliate of Compuware) which constitute punitive damages. Notwithstanding anything herein to the contrary, Losses will not include "lost profits" or "lost revenues", unless "lost profits" or "lost revenues" are included in claims of third parties against Compuware. Notwithstanding the preceding sentence, for purposes of this Article 9, "lost profits" or "lost revenues" means a negative impact on future revenues or profits of Compuware arising as an indirect or secondary consequence of a breach of a representation, warranty, covenant or agreement but "lost profits" or "lost revenues" will be included in Losses to the extent they are the direct consequence of a breach of a representation, warranty or covenant.

(f)
The parties agree that any indemnification payment made by CACI under Sections 9.1 or 9.3 to Compuware is an adjustment to the Purchase Price, and they agree to consistently so treat any such payment on any Tax Return or claim for refund that they file, in any administrative or appeals procedure, judicial proceedings, or any other situation in which a characterization of such a payment is made.

(g)
Each party hereby acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement will be pursuant to the provisions set forth in this Article 9, and that, with respect to the rights of Compuware pursuant to this Article 9 and the Indemnity Escrow Agreement, recovery from the Indemnity Escrow Fund will be the sole and exclusive remedy of Compuware for all Losses arising out of any breach of any of the representations, warranties, covenants or other obligations given or made by CACI in this Agreement or the Schedules hereto, or any certificates or written instruments delivered in connection herewith, except as provided in Section 9.3 or Section 9.6(d), and except for any claims based on fraud and/or Tax, IP and General Losses, for which Losses will not be so limited. In furtherance of the foregoing, but subject to the exceptions set forth in the immediately proceeding sentence, each party hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all claims, rights and causes of action (other than claims of fraud and claims arising under this Article 9) it may have relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

(h) [omitted from original document]

(i) [omitted from original document]

(j)
In determining the obligation of CACI to indemnify Compuware pursuant to this Article 9 or the Indemnity Escrow Agreement, all references in the Agreement or in any certificates delivered in connection with this Agreement to the terms "material", "materiality", "Material Adverse Change", "Material Adverse Event" or variants thereof will be disregarded for the purpose of determining whether there has been any misrepresentation or breach of warranty, except for the representations and warranties contained in Section 4.16.

10.	Miscellaneous.

10.1
Notices. Any notice required or permitted to be given under this Agreement must be in writing and sent by recognized overnight courier (such as Airborne or Federal Express) or by certified or registered mail, postage prepaid, or delivered by hand, addressed as follows:

(a)	To Compuware:	Compuware Corporation 31440 Northwestern Highway Farmington Hills, Michigan 48334-2564 Attention: President

	with a copy to:	Compuware Corporation 31440 Northwestern Highway Farmington Hills, Michigan 48334-2564 Attention: General Counsel

(b)	To CACI: or any Subsidiary:	CACI International Inc 1100 North Glebe Road Arlington, Virginia 22201 Attention: Chief Executive Officer
	with a copy to:	CACI International Inc 1100 North Glebe Road Arlington, Virginia 22201 Attention: General Counsel

Addresses for notices may be changed by notice given pursuant to this Section 10.1. Notice will be deemed given on the date delivered if delivered by hand. Notice sent by recognized overnight courier will be deemed given on the business day following delivery to such recognized overnight courier. Notice mailed as provided herein will be deemed given on the third (3rd) business day following the date so mailed.

10.2
No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any preceding or succeeding breach or of any other provision of this Agreement. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

10.3
Successors and Assigns. This Agreement will bind and inure to the benefit of the parties and their successors and assigns; provided that (i) CACI will not, and will not permit any Subsidiary to, assign this Agreement, any Related Agreement or any rights under this Agreement or any Related Agreement to any other person without the prior written consent of Compuware and (ii) Compuware will have the right to assign this Agreement and the Related Agreements to any direct or indirect wholly-owned subsidiary of Compuware.

10.4
Severability. The provisions of this Agreement will be deemed severable, and if any provision or part of this Agreement is held illegal, void or invalid under applicable Laws, such provision or part may be changed to the extent reasonably necessary to make the provision or part, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

10.5	Entire Agreement; Amendment.

(a)
This Agreement, the Related Agreements and the Schedules and the Exhibits attached to this Agreement and the Related Agreements contain the entire agreement of the parties with respect to the transactions contemplated by this Agreement and the Related Agreements, and no representations or warranties made by any party or its representatives, whether made orally or in writing, may be relied on unless set forth in this Agreement, the Related Agreements or in the Exhibits and Schedules to this Agreement and the Related Agreements and no representation or warranty made prior to the date of this Agreement by any party will survive the execution and delivery of this Agreement.

(b)
Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, CACI, the Subsidiaries and Compuware may, by action authorized by their respective Boards of Directors, (1) mutually amend this Agreement, (2) extend the time for the performance of any of the obligations or other acts of any other person or entity, (3) waive any inaccuracies in the representations or warranties contained in the Agreement, or (4) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by a writing signed by all of the parties by persons authorized to execute such writing. Any agreement of a party to any extension or waiver will be valid only if set forth in a writing signed on behalf of such party by a person authorized to execute such writing, but any waiver or failure to insist on strict compliance with any obligation, covenant, agreement or condition will not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

10.6
Cost of Litigation. If any party breaches this Agreement or any Related Agreement and if counsel is employed to enforce this Agreement or a Related Agreement, the successful party will be entitled to Fees and Costs associated with such enforcement, subject to the limits on indemnification set forth in Section 9.5.

10.7	Interpretation.

(a)
This Agreement and the Related Agreements are being entered into among competent and experienced business persons, represented by counsel, and have been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement or any Related Agreement will not necessarily be construed against any particular party as the drafter of such language. The headings contained in this Agreement are solely for the purposes of reference, are not part of the agreement of the parties and will not in any way affect the meaning or interpretation of this Agreement.

(b)
Any statement under this Agreement made "to the knowledge" of a party will be deemed to have been made to the actual knowledge of such party. A statement under this Agreement made to the knowledge of CACI or any of CACI Products, CACI Development or CACI California means to the actual knowledge Dr. J.P. London, Stephen L. Waechter, Joseph Lenz and Peter MacDonald.

(c)
Unless the context of this Agreement otherwise requires: (1) words of any gender include each other gender; (2) words using the singular or plural number also include the plural or singular number, respectively; (3) the terms "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not any particular Article, Section, Clause, Exhibit, Appendix or Schedule or any other subdivision of this Agreement; (4) references to "Article", "Section", "Clause", "Exhibit", "Appendix" or "Schedule" are to the Articles, Sections, Clauses, Exhibits, Appendices and Schedules, respectively, of this Agreement; (5) the words "include" or "including" will be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import; and (6) references to "this Agreement" or any other agreement or document will be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and will include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms. All accounting terms used herein and not expressly defined herein will have the meanings given to them under United States generally accepted accounting principles as in effect on the Closing Date.

(d)
Disclosure of any item or information in a Schedule is not an admission that such item or information is material or is of a nature that would cause a Material Adverse Effect with respect to any person or entity. The disclosure of one item in a Schedule will not by inference suggest that any other item not so disclosed is material.

10.8	Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, will be deemed an original of this Agreement.

10.9	Applicable Law; Choice of Forum.

(a)
This Agreement and any dispute arising hereunder or related hereto will be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to the choice of law provisions thereof.

(b)
Any litigation based hereon, or arising out of, under, or in connection with this Agreement will be brought and maintained exclusively in the courts of the State of Michigan or in the United States District Court for the Eastern District of Michigan. Each party to this Agreement hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of Michigan and of the United States District Court for the Eastern District of Michigan for the purpose of any such litigation as set forth in the preceding sentence. Each party to this Agreement further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Michigan.

(c)
Each party to this Agreement hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that any party to this Agreement has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice or otherwise) such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

10.10
Expenses. Each party will bear its own expenses (including, without limitation, interest and penalties levied under tax laws) in connection with the transactions contemplated by this Agreement, including any taxes resulting from the transactions contemplated by this Agreement and the costs of their respective brokers, financial advisors, attorneys and accountants, regardless of whether any of the transactions contemplated by this Agreement are consummated.

10.11
Press Releases. On or before the Closing Date, no party will issue or authorize to be issued any press release or similar announcement concerning the Agreement or any of the transactions contemplated by this Agreement without the prior approval of the other party; provided, however, that Compuware and CACI will be permitted to make such disclosures as necessary to comply with any applicable securities laws or stock exchange or Nasdaq Stock Market policies.

10.12	Further Assurances and Certain Transition Services.

(a)
At any time and from time to time after the date of this Agreement (including after the Closing Date), the parties agree to cooperate in all reasonable respects with each other, to execute and deliver such other documents, instruments of assignment, books and records, and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereby. To the extent permitted by law and requested by Compuware, CACI agrees to provide to Compuware access to all books and records of CACI and the Subsidiaries related to the Active Employees.

(b)
After the Closing, former employees of CACI and the Subsidiaries who are employees of Compuware will be permitted, without cost to CACI or the Subsidiaries, to spend reasonable time during normal business hours with respect to the transactions contemplated by this Agreement and the handling of the post-Closing affairs of CACI and the Subsidiaries, including providing reasonable assistance to CACI to prepare the Schedules to be delivered pursuant to Section 2.5 above and closing out the financial affairs of CACI and the Subsidiaries with respect to the financial quarter ending December 31, 1999.

(c) Those transition services described on Schedule 10.12 to this Agreement.

10.13
Post-Termination Confidentiality Requirements. If this Agreement is terminated pursuant to Section 8.2, the Mutual Non-Disclosure Agreement, dated August 12, 1999, between Compuware and CACI Products shall be deemed to apply to the parties to this Agreement.

10.14
No Third Party Beneficiaries. This Agreement, the Related Agreements, and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules, are not intended to confer upon any person other than the parties to such agreements any rights or remedies under this Agreement or any other agreement.

10.15
Transitional Use of Trademarks. To the extent that the Assets include documentation, marketing materials, shipping or packaging materials or inventory bearing the name "CACI International", "CACI", or any variations thereof (including any of the Subsidiaries), or any trademarks or trade names incorporating such name or the "CACI" logo, or any trademarks, logos or designs confusing therewith, Compuware, during a period of six months after the Closing, may use up such documentation, materials or inventory, provided that Compuware shall ensure that: (a) said use of such documentation, materials and inventory is in the ordinary course of conducting the Business after the Closing and (b) Compuware's invoices and contracts bear its corporate name. Compuware shall not re-order any such materials or inventory without the prior written consent of CACI.

In Witness Whereof, the parties have executed this Agreement on the date set forth in the introductory paragraph of this Agreement.

COMPUWARE CORPORATION, a Michigan corporation

By:	/s/

	Name: Title:	Eliot R. Stark Executive Vice President

CACI International Inc, a Delaware corporation

By:	/s/

	Name: Title:	Stephen L. Waechter Executive Vice President Chief Financial Officer and Treasurer

CACI Products Company, a Delaware corporation

By:	/s/

	Name: Title:	Stephen L. Waechter Executive Vice President Chief Financial Officer and Treasurer

CACI Development Company, a Delaware corporation

By:	/s/

	Name: Title:	Stephen L. Waechter Executive Vice President Chief Financial Officer and Treasurer

CACI Products Company California, a California corporation

By:	/s/

	Name: Title:	Stephen L. Waechter Executive Vice President Chief Financial Officer and Treasurer